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Lyondell Chemical Company

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JOINT PRESS RELEASE

FOR RELEASE AT 6 A.M. EDT JULY 17, 2007

Basell to acquire Lyondell Chemical Company for $48 per share

Hoofddorp, The Netherlands, and Houston, Texas – July 17, 2007– Basell, the global leader in polyolefins, and Lyondell Chemical Company (NYSE: LYO), one of the world’s largest chemical companies, announced today that they have signed a definitive agreement pursuant to which Basell will acquire Lyondell’s outstanding common shares for $48 per common share in an all cash transaction with a total enterprise value of approximately $19 billion, including the assumption of debt.

The purchase price per share represents a 45% premium to Lyondell’s closing share price on May 10, 2007, the day prior to the disclosure by Access Industries, the industrial group that owns Basell, of its potential interest in Lyondell, and a 20% premium to Lyondell’s closing share price on July 16, 2007. The transaction was unanimously approved by the Boards of Directors of Basell and Lyondell.

The transaction will create one of the sector’s largest companies. Lyondell’s three business segments -- ethylene, co-products and derivatives; propylene oxide and related products; and refining -- will complement and significantly strengthen Basell’s polyolefins business. Basell and Lyondell together would have had combined 2006 revenues of approximately $34 billion and 15,000 employees around the world.

Len Blavatnik, Chairman and Founder of U.S.-based Access Industries, said: “The combination of Basell and Lyondell creates one of the top chemical companies in the world. This combination further strengthens Access’ long-term strategic position in the global petrochemical industry.”

Commenting on the transaction, Volker Trautz, Chief Executive Officer of Basell, said: "Lyondell’s competitively positioned assets, access to raw material and refining capacity are excellent complements to Basell’s diversified portfolio.”

“We believe this transaction offers significant value for Lyondell’s shareholders,” said Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell. “We are very pleased that Basell recognizes the value and fit of our portfolio of chemical and refining assets. Basell and Lyondell share a common vision for continued success, and the combination of our companies will enhance our opportunities.”

The transaction is subject to customary closing conditions, including regulatory approvals and the approval of Lyondell shareholders. This transaction is expected to close within the next several months and is not subject to financing.

About Basell
Basell is the global leader in polyolefin technology, production and marketing. It is the largest producer of polypropylene and advanced polyolefin products; a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes, including providing technical services for its proprietary technologies. Basell, together with its joint ventures, has manufacturing facilities in 19 countries and sells products in more than 120 countries. Basell is privately owned by Access Industries. (www.basell.com)

About Access Industries
Access Industries is a privately held, U.S.-based industrial group with long-term holdings worldwide. Access was founded in 1986 by Chairman, Len Blavatnik, an American industrialist. Access’ industrial focus spans three key sectors: natural resources and chemicals; telecommunications and media; and real estate. (www.accessindustries.com)

About Lyondell
Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE. (www.lyondell.com)

MEDIA CONTACTS

Basell: Patricia Vangheluwe, Tel: +32 2 715 8172
Access Industries: Stan Neve or Steve Lipin, Tel: +1 212 333 3810
Lyondell: Susan P. Moore, Tel: +1 713 309 4645

INVESTOR CONTACTS

Basell: Tom Boal, Tel: +1 410 996 1322
Lyondell: Douglas J. Pike, Tel: +1 713 309 4590

# # #

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.

The statements in this release relating to matters that are not historical facts are forward-looking statements. Such statements include, but are not limited to, statements about the benefits of the proposed transaction between Lyondell and Basell, including the parties' plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Lyondell's and Basell's respective managements and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could affect the proposed transaction and the anticipated results: approval by Lyondell's shareholders and the receipt of foreign competition law clearances. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and the Lyondell Current Report on Form 8-K filed on May 21, 2007.

SOURCE:  Access Industries, Basell, Lyondell Chemical Company

TO:                      All Employees

FROM:                Dan Smith

I am very pleased to share some exciting news with you about our company. As we are announcing publicly today, Lyondell has reached an agreement under which Basell will acquire Lyondell, creating one of the world’s largest privately held chemical companies with dramatically more breadth and scale than either company possesses alone.

This is a significant transaction and opportunity for Lyondell and its shareholders. Under the agreement, all outstanding Lyondell shares will be acquired by Basell, which itself is controlled by the very successful U.S.-based industrial group, Access Industries. Familiar to many of you, Basell is the global leader in polyolefins technology, production and marketing. It is the largest producer of polypropylene and advanced polyolefin products, a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes.

Basell, together with its joint ventures, has manufacturing facilities in 19 countries and sells products in more than 120 countries. Its 2006 sales were approximately $13 billion.  Access is led by its founder and chairman, Len Blavatnik, and has developed a diverse portfolio of long-term industrial holdings worldwide focusing on three key sectors: natural resources, oil and chemicals; telecommunications and media; and real estate.

Beginning today and continuing through this week, Officers will be visiting most of our sites to dialog with employees, and additional information will be communicated in the coming weeks. I wish I could be at every location personally to talk with you, but I hope you will take the time to read the press release on ION. I also encourage you to dialog with your supervisor in the coming days to address any questions you may have following the employee meetings.

While we can’t yet provide the answer to every question that employees may have, the important thing to keep in mind is that Access has been following Lyondell’s success for some time now and is interested in supporting Lyondell’s continued growth and success. This acquisition is a change in ownership, not a change in the strategies, culture or values that have guided our success thus far. I don’t expect this transaction to impact the day-to-day activities of most employees, and I am pleased to tell you that the existing Lyondell management structure is expected to remain in place for the foreseeable future.

I hope you will join me in welcoming this exciting development in our company’s history, and I want to ask all of you for your support in ensuring that all of our operations continue to operate safely and reliably.

Thank you, and I look forward to working with you as we continue building a larger and stronger global leader.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.